Exhibit 10.41B

FIRST AMENDMENT TO

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

Section 6. (a) of the Change of Control Employment Agreement by and between Kewaunee Scientific Corporation (the “Company”), and Kurt P. Rindoks (the “Executive”), dated as of the 20th day of January, 2000, is hereby amended as follows:

•	Section 6. (a) (i) is hereby replaced in its entirety by the following:

(i)	The Company shall pay to the Executive an amount equal to either:

A. if the Date of Termination occurs on or before the first anniversary of the Change of Control Date, the sum of the Executive’s Annual Base Salary plus his Average Annual Bonus and the compensation for any earned but unused vacation days; or

B. if the Date of Termination occurs after the first anniversary of the Change of Control Date, one-half the sum of the Executive’s Annual Base Salary plus his Average Annual Bonus and the compensation for any earned but unused vacation days.

•	Section 6. (a) (iii) is hereby replaced in its entirety by the following:

(iii) If the Executive is a participant in the Kewaunee Scientific Corporation Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), his benefit under the Deferred Compensation Plan shall be paid in a single lump sum pursuant to Section 5.2 of the Deferred Compensation Plan regardless of whether he had elected a different form of benefit, and shall be increased by an amount equal to the additional employer matching contributions the Executive would have received under both the Deferred Compensation Plan and the 401K Incentive Savings Plan for Salaried and Hourly Employees of Kewaunee Scientific Corporation as if the Executive’s employment had continued until the end of the Protection Period, based on the assumption that the Executive’s compensation throughout the Protection Period would have been that required by Section 4(b)(i) and Section 4(b)(ii), that the Executive’s would have elected to defer his compensation under both such plans at the same rate that he had elected immediately prior to the Termination Date, and that all such employer matching contributions were fully vested at the end of the Protection Period. The provisions of this Section 6(a)(iii) shall be considered an amendment to the Deferred Compensation Plan consented to by the Executive.

•	Section 6. (a) (iv) is hereby replaced in its entirety by the following:

(iv) If the Executive is a participant in the Kewaunee Scientific Corporation Group Life Insurance Benefit Plan (the “Life Insurance Plan”), he shall also receive a payment equal to the present value of the vested death benefit, if any, to which the Executive’s beneficiaries would have been entitled under the Life Insurance Plan if the Executive’s employment had continued until the end of the Protection Period, based on the assumption that the Executive’s compensation throughout the Protection Period would have been that required by Section 4(b)(i) and Section 4(b)(ii). Such present value shall be determined as if the death benefit were payable at the end of the Executive’s life expectancy, determined as of the date of payment, and discounted to the date of payment, using the same mortality and interest rate assumptions used to calculate lump sum benefits under the Retirement Plan. The provisions of this Section 6(a)(iv) shall be considered an amendment to the Life Insurance Plan consented to by the Executive, and the amount of such payment shall be in full satisfaction of all amounts owed to the Executive’s beneficiaries under the Life Insurance Plan.

In all other respects, this Agreement is reaffirmed and remains unchanged.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused this First Amendment to be executed in its name on its behalf as of this 12th day of December, 2005.

/s/ Kurt P. Rindoks
Executive

By:	/s/ William A. Shumaker
William A. Shumaker
President, Chief Executive Officer

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